SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

___________

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

     MeadWestvaco Corporation
(Exact name of registrant as specified in its charter)

Delaware	31-1797999
(State of Incorporation or Organization)	(IRS Employer
Identification No.)

11013 West Broad Street, Glen Allen, Virginia	23060
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of	If this form relates to the registration
a class of securities pursuant to Section	of a class of securities pursuant to
12(b) of the Exchange Act and is	Section 12(g) of the Exchange Act
effective pursuant to General Instruction	and is effective pursuant to General
A.(c), please check the following	Instruction A.(d), please check the
box. [x]	following box. [ ]

(If applicable)

Securities Act registration statement file number to which this form relates: 333-71124
                                                                                                              (If applicable)

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

Preferred Share Purchase Rights	New York Stock Exchange, Inc.

Securities to be registered pursuant to Section 12(g) of the Act:

_____________________________________________________________________________
(Title of Class)

Item 1.  Description of Securities to be Registered.

     Reference is hereby made to the Registration Statement on Form 8-A filed by MeadWestvaco Corporation (formerly named MW Holding Corporation), a Delaware corporation (the “Company”) with the Securities and Exchange Commission on January 29, 2002, relating to the Rights Agreement between the Company and The Bank of New York (the “Rights Agent”), dated as of January 29, 2002 (the “Rights Agreement”) and to the description of the Preferred Share Purchase Rights of the Company set forth under the heading “Description of MeadWestvaco Capital Stock” in the joint proxy statement and prospectus contained in the registration statement (File No. 333-71124) on Form S-4, originally filed by the Company with the Securities and Exchange Commission on October 5, 2001 (such registration statement as subsequently amended, the “Registration Statement”). Such Form 8-A and such description contained in the Registration Statement are hereby incorporated by reference.

     On December 21, 2007, the Company and the Rights Agent entered into an amendment (the “Amendment”) to the Rights Agreement to change the Final Expiration Date (as defined therein) of the Rights (as defined therein) from the close of business on January 29, 2012 to the close of business on December 28, 2007. Accordingly, as of the close of business on December 28, 2007, the Rights will expire and will no longer be outstanding. The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 4.2 hereto and is incorporated herein by reference.

Item 2.  Exhibits.

Exhibit	Description
No.

4.1	Rights Agreement, dated as of January 29, 2002, between
MeadWestvaco Corporation and The Bank of New York, as
Rights Agent which includes the form of Right Certificate as
Exhibit A (incorporated by reference to Exhibit 99 to the
Company’s Registration Statement on Form 8-A filed on
January 29, 2002).

4.2	Amendment to Rights Agreement, dated as of December 21,
2007, between MeadWestvaco and The Bank of New York, as
Rights Agent.

SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed by the undersigned, thereunto duly authorized.

MEADWESTVACO CORPORATION
(Registrant)

By /s/ John J. Carrara
John J. Carrara
Assistant Secretary

Dated: December 26, 2007

MEADWESTVACO CORPORATION

Registration Statement on Form 8-A/A

Exhibit Index

Exhibit	Description
No.

4.1	Rights Agreement, dated as of January 29, 2002, between
MeadWestvaco Corporation and The Bank of New York, as
Rights Agent which includes the form of Right Certificate as
Exhibit A (incorporated by reference to Exhibit 99 to the
Company’s Registration Statement on Form 8-A filed on
January 29, 2002).

4.2	Amendment to Rights Agreement, dated as of December 21,
2007, between MeadWestvaco and The Bank of New York, as
Rights Agent.

EXHIBIT 4.2

AMENDMENT TO RIGHTS AGREEMENT

     AMENDMENT, dated as of December 21, 2007 (this “Amendment”), to the Rights Agreement (the “Rights Agreement”), dated as of January 29, 2002, between MeadWestvaco Corporation, a Delaware corporation (the “Company”), and The Bank of New York (the “Rights Agent”).

     Pursuant to Section 27 of the Rights Agreement, prior to any person becoming an Acquiring Person, as such term is defined in the Rights Agreement, the Company may amend any provision of the Rights Agreement. All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

     In consideration of the foregoing and the mutual agreements set forth herein, the parties agree as follows:

     1. The Rights Agreement is hereby modified and amended by changing the date set forth in Section 7(a)(i) (defined as the “Final Expiration Date”) from “the Close of Business on the tenth anniversary of the date of this Agreement” to “the Close of Business on December 28, 2007”.

     2. The Exhibits to the Rights Agreement shall be restated to reflect this Amendment, including all necessary conforming changes.

     3. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

     4. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original and all such counterparts shall together constitute but one and the same instrument. Terms not defined in this Amendment shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

     5. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first written above.

Attest:	MEADWESTVACO CORPORATION

By: /s/ John J. Carrara	By: /s/ Wendell L. Willkie, II
Name: John J. Carrara	Name: Wendell L. Willkie, II
Title: Assistant Secretary	Title: Senior Vice President

Attest:	THE BANK OF NEW YORK
(As Rights Agent)

By: /s/ Luis C. Ortiz	By: /s/ John I. Sivertsen
Name: Luis C. Ortiz	Name: John I. Sivertsen
Title: Vice President	Title: Vice President